UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

___________________________________________________________________

Date of report (Date of earliest event reported):  April 8, 2010

DEBT RESOLVE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33110	33-0889197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 White Plains Road, Suite 108	10591-5521
Tarrytown, New York (Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Current Report on Form 8-K

Debt Resolve, Inc.

April 14, 2010

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 8, 2010, James G. Brakke was appointed to the positions of Chief Executive Officer and Co-Chairman of the Board of Debt Resolve, Inc. David Rainey, who has served as interim-Chief Executive Officer and led the company’s recent restructuring, will remain as President and Chief Financial Officer of Debt Resolve.

Mr. Brakke is currently a Director of First Foundation Bank and Commercial Capital Bank. Mr. Brakke was the Founder and President of Brakke-Schafnitz Insurance Brokers, a multi-line commercial brokerage and consulting firm that he co-founded in 1971 and which manages in excess of $250 million of insurance premiums with both domestic and international insurers. Mr. Brakke stepped down as President of Brakke-Schafnitz in 2009. He is a former member of the board of advisors for Pepperdine University's Graziadio School of Business, Orange County Sheriffs and the Orange County YMCA and has served as director on the boards of Denticare, Pacific National Bank, The Busch Firm, National Health Care Services and E-Funds. He currently also serves as a board member of a number of for-profit and non-profit institutions including Keller Financial Group, Mission Hospital Foundation, Cal Spas and Maury Microwave. Mr. Brakke is a graduate of Colorado State University with a B.S. degree in Business and Finance.

Mr. Brakke, who was elected to the Debt Resolve Board in October 2009, invested with Debt Resolve in October 2009 through a private placement. There are no family relationships between Mr. Brakke and any of Debt Resolve’s other executive officers or directors.

As part of becoming the Chief Executive Officer, Debt Resolve and Mr. Brakke entered into an employment agreement, dated April 8, 2010. Pursuant to the employment agreement, Mr. Brakke will devote substantially all of his professional time and attention to Debt Resolve’s business and will be based in Orange County, California.

The employment agreement provides that Mr. Brakke will receive a fixed salary at an monthly rate of $10,000 (if and to the extent Debt Resolve has the ability to make such payments). Debt Resolve has also agreed to issue Mr. Brakke stock options to purchase 1,500,000 shares of Debt Resolve common stock at an exercise price equal to the prior day’s closing price in accordance with Debt Resolve’s Incentive Compensation Plan.

The employment agreement is a one year agreement that renews automatically unless either party gives the other 90 days notice of intent not to renew. In the event of non-renewal by Debt Resolve, the agreement provides for three months salary to be paid upon non-renewal. The employment agreement provides for termination by Debt Resolve immediately upon an act of fraud, dishonesty or misconduct by Mr. Brakke or a material breach by him of his obligations to Debt Resolve. In the event Mr. Brakke’s contract is terminated by Debt Resolve without cause he will be entitled to compensation for the balance of his contract period, subject to a minimum of six months.

The employment agreement also contains covenants (a) restricting him from engaging in any activities competitive with Debt Resolve’s business during the term of his employment agreement and for a period of three months thereafter, (b) prohibiting him from disclosure of confidential information regarding Debt Resolve at any time, and (c) confirming that all intellectual property developed by him and relating to Debt Resolve’s business constitutes Debt Resolve’s sole and exclusive property.

The information contained in the employment agreement and the press release included as exhibits to this current report is incorporated herein by reference in their entirety.

Item 9.01.

Financial Statements and Exhibits.

(d)   Exhibits.

10.1

Employment Agreement, dated April 8, 2010, between Debt Resolve, Inc. and James G. Brakke.

99.1

Press Release of Debt Resolve, Inc. issued April 8, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEBT RESOLVE, INC.

Date: April 14, 2010

By: /s/ David Rainey

David Rainey

President and Chief Financial Officer